Newmark to Acquire Assets of Knotel

New York City, NY (January 31, 2021) — Newmark Group, Inc. (Nasdaq: NMRK) (“Newmark”) today agreed to provide debtor-in-possession (“DIP”) financing to Knotel, Inc. (“Knotel”) and acquire Knotel’s business through its Chapter 11 sales process.

“We look forward to supporting Knotel through this difficult period,” said Newmark Chief Executive Officer Barry Gosin. “We are providing capital to Knotel so it can right-size its business for the path forward.”

“Newmark’s commitment offers a path forward amidst this challenging climate,” said Knotel Co-Founder and Chief Executive Officer Amol Sarva. “We are optimistic that, through a successful restructuring, we can refocus on our mission of providing state-of-the-art, tailored flex space in key U.S. and international markets. We have engaged Hilco Real Estate, a real estate restructuring specialist, to assist Knotel.”

To facilitate this transaction under Section 363 of the United States Bankruptcy Code, an affiliate of Newmark has agreed to provide Knotel with approximately $20 million in cash as DIP financing to support Knotel through the bankruptcy process. Additionally, Newmark owns all of the outstanding first and second-lien secured debt of Knotel. Newmark’s agreement to acquire Knotel assets is subject to approval from the United States Bankruptcy Court.

About Newmark
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate services, with a comprehensive suite of investor/owner and occupier services and products. Our integrated platform seamlessly powers every phase of owning or occupying a property. Our services are tailored to every type of client, from owners to occupiers, investors to founders, growing startups to leading companies. Harnessing the power of data, technology, and industry expertise, we bring ingenuity to every exchange, and imagination to every space. Together with London-based partner Knight Frank and independently owned offices, our 18,800 professionals operate from approximately 500 offices around the world, delivering a global perspective and a nimble approach. In 2019, Newmark generated revenues in excess of $2.2 billion. To learn more, visit nmrk.com or follow @newmark.

Discussion of Forward-Looking Statements About Newmark
Statements in this document regarding Newmark that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company's business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and

Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.
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Deb Bergman
t 303.717.8882
dbergman@ngkf.com

Marynia Kruk
Antenna Group
t. 347.452.7753
marynia.kruk@antennagroup.com

Investor Contact:
Jason Harbes, CFA
t 212.829.7125
jharbes@ngkf.com

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